Exhibit 99.1

Sovran Self Storage Reports Third Quarter Results: Revenues Increase 14%


    BUFFALO, N.Y.--(BUSINESS WIRE)--Oct. 31, 2007--Sovran Self
Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust
(REIT), reported operating results for the quarter ended September 30, 2007.

    Net income available to common shareholders for the third quarter of 2007 was $10.9 million or $.51 per diluted share. Net income available to common shareholders for the same period in 2006 was $8.8 million or $.49 per diluted share. Funds from operations per share for the quarter increased 24.2% to $19.1 million or $.89 per fully diluted common share compared to $.85 per fully diluted share for the quarter ended September 30, 2006. Strong rental rate growth was offset by the impact of a decline in occupancy in most of the Company's Florida markets.

    David Rogers, the Company's Chief Financial Officer, said, "We've done well this quarter integrating our recent acquisitions into the Uncle Bob's family, and moving forward with our expansion and enhancement program."

    OPERATIONS:

    Total Company net operating income for the third quarter grew 15.2% compared with the same quarter in 2006 to $32.8 million. This growth was the result of improved operating performance and the income generated by the 58 stores acquired since mid 2006. Overall average occupancy for the quarter was 85.1% and average rent per square foot for the portfolio was $10.39.

    Revenues at the 317 stores owned and/or managed for the entire quarter in both years increased 3.5% over the third quarter of 2006, the result of a 3.6% increase in rental rates (offset by a 140 basis point decrease in average occupancy) and a 3.1% increase in other income. Same store operating expenses declined 30 basis points primarily as a result of an expected decrease in property insurance premiums. As a result, same store net operating income improved by 5.7% over the third quarter of 2006. General and administrative expenses rose $538,000 over the same period in 2006; this is primarily due to increased expenses involved in operating 58 more facilities this year.

    Strong performance was shown at the Company's Texas, North
Carolina and New England stores as well as those in the Atlanta and Buffalo markets. Stores in Florida, South Carolina and the Washington, DC markets have experienced slower than expected growth during the quarter.

    PROPERTIES:

    The Company acquired no new stores during the quarter, but entered into contracts to acquire three facilities at a total cost of $10.6 million.

    It continued its program of expanding and enhancing its existing stores - so far this year, the Company has expended $15.6 million to add 275,000 sq. ft. of new storage space to 15 stores, and converted 50,000 sq. ft. to premium storage at 4 others. Projects at 25 other stores are underway to add another 350,000 sq. ft. at an expected cost of $20 million.

    CAPITAL TRANSACTIONS:

    During the quarter, the Company issued 70,648 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $3.3 million was received, and was used to fund capital improvements.

    On July 9, 2007, the Company issued 920,244 shares of common stock to the holder of its Series C Preferred stock upon the holder's election to convert 1.2 million shares of the Series C Preferred into common stock. The Company now has no issues of convertible preferred stock outstanding.

    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended September 30, 2007.

    YEAR 2007 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain relatively stable, and estimates growth in net operating income on a same store basis to be approximately 4.5% for the balance of the year.

    As previously announced, the Company has implemented a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $45 and $50 million. $19 million was expended in 2006 on such improvements and up to $25 million is expected in 2007. $15.6 million was expended during the nine months ended September 30, 2007.

    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2007 guidance, the Company is forecasting accretive acquisitions of $135 million, opportunistic acquisitions of $10 million and no sales of existing facilities.

    Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, term note borrowings, issuance of common shares in the Company's Dividend Reinvestment
Program and Stock Purchase Programs, and issuance of common or preferred stock.

    General and administrative expenses are expected to increase as the Company adds properties and enters new markets.

    At September 30, 2007, all but $91 million of the Company's debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will initially be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9% or pursuant to short term notes of LIBOR plus 1.2%.

    Management expects funds from operations for the fourth quarter of 2007 to be between $.88 and $.90 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, November 1, 2007. Anyone wishing to listen to the call may access the webcast via the Investment portion of Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 354 self-storage facilities in 22 states under the name "Uncle Bob's Self Storage"(R). For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.


SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                          September 30,  December 31,
(dollars in thousands)                         2007          2006
----------------------------------------- -------------- -------------
Assets
  Investment in storage facilities:
     Land                                 $     235,662  $    208,644
     Building, equipment and construction
      in progress                             1,067,081       935,260
                                          -------------- -------------
                                              1,302,743     1,143,904
     Less: accumulated depreciation            (177,988)     (155,843)
                                          -------------- -------------
  Investment in storage facilities, net       1,124,755       988,061
  Cash and cash equivalents                       8,504        47,730
  Accounts receivable                             2,925         2,166
  Receivable from related parties                    27            37
  Prepaid expenses                                5,985         5,336
  Fair value of interest rate swap
   agreements                                       797         2,274
  Intangible asset - in-place customer
   leases (net of
  accumulated amortization of $3,348)             1,096             -
  Other assets                                    5,664         7,606
                                          -------------- -------------
     Total Assets                         $   1,149,753  $  1,053,210
                                          ============== =============

Liabilities
  Line of credit                          $      91,000  $          -
  Term notes                                    350,000       350,000
  Accounts payable and accrued
   liabilities                                   22,827        15,358
  Deferred revenue                                5,746         5,292
  Accrued dividends                              13,616        12,675
  Mortgages payable                             110,911       112,027
                                          -------------- -------------
     Total Liabilities                          594,100       495,352

  Minority interest - Operating
   Partnership                                    9,779        10,164
  Minority interest - consolidated joint
   ventures                                      16,783        16,783

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                                    -        26,613
  Common stock                                      228           216
  Additional paid-in capital                    650,872       612,738
  Dividends in excess of net income             (95,518)      (83,609)
  Accumulated other comprehensive income            684         2,128
  Treasury stock at cost                        (27,175)      (27,175)
                                          -------------- -------------
     Total Shareholders' Equity                 529,091       530,911
                                          -------------- -------------

  Total Liabilities and Shareholders'
   Equity                                 $   1,149,753  $  1,053,210
                                          ============== =============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                             July 1, 2007 July 1, 2006
                                                  to           to
(dollars in thousands, except share data)     September    September
                                               30, 2007     30, 2006
                                             ------------ ------------

Revenues
  Rental income                              $    49,195  $    43,354
  Other operating income                           1,803        1,430
                                             ------------ ------------
     Total operating revenues                     50,998       44,784

Expenses
  Property operations and maintenance             13,501       12,163
  Real estate taxes                                4,649        4,112
  General and administrative                       3,968        3,430
  Depreciation and amortization                    7,784        6,683
  Amortization of in-place customer leases           606            -
                                             ------------ ------------
     Total operating expenses                     30,508       26,388
                                             ------------ ------------

Income from operations                            20,490       18,396

Other income (expense)
  Interest expense (including amortization
  of financing fees of $233 in 2007
  and $240 in 2006)                               (9,092)      (8,421)
  Interest income                                    137          135
  Minority interest - Operating Partnership         (215)        (225)
  Minority interest - consolidated joint
   ventures                                         (462)        (462)
  Equity in income of joint ventures                  17           42
                                             ------------ ------------

Net Income                                        10,875        9,465
  Preferred stock dividends                            -         (628)
                                             ------------ ------------
Net income available to common shareholders  $    10,875  $     8,837
                                             ============ ============

    Earnings per common share - basic        $      0.51  $      0.49
                                             ============ ============

    Earnings per common share - diluted      $      0.51  $      0.49
                                             ============ ============

Common shares used in basic
earnings per share calculation                21,390,303   17,919,342

Common shares used in diluted
earnings per share calculation                21,426,962   17,989,000

Dividends declared per common share          $    0.6300  $    0.6200
                                             ============ ============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                             January 1,   January 1,
                                                 2007         2006
                                                  to           to
(dollars in thousands, except share data)     September    September
                                               30, 2007     30, 2006
                                             ------------ ------------

Revenues
  Rental income                              $   138,985  $   117,797
  Other operating income                           4,713        3,940
                                             ------------ ------------
     Total operating revenues                    143,698      121,737

Expenses
  Property operations and maintenance             38,819       31,915
  Real estate taxes                               13,670       11,372
  General and administrative                      11,222       10,530
  Depreciation and amortization                   22,199       18,362
  Amortization of in-place customer leases         3,348            -
                                             ------------ ------------
     Total operating expenses                     89,258       72,179
                                             ------------ ------------

Income from operations                            54,440       49,558

Other income (expense)
  Interest expense (including amortization
  of financing fees of $716 in 2007
  and $748 in 2006)                              (24,908)     (20,992)
  Interest income                                    814          490
  Minority interest - Operating Partnership         (581)        (690)
  Minority interest - consolidated joint
   ventures                                       (1,386)      (1,068)
  Equity in income of joint ventures                  97          148
                                             ------------ ------------

Net Income                                        28,476       27,446
  Preferred stock dividends                       (1,256)      (1,884)
                                             ------------ ------------
Net income available to common shareholders  $    27,220  $    25,562
                                             ============ ============

    Earnings per common share - basic        $      1.31  $      1.44
                                             ============ ============

    Earnings per common share - diluted      $      1.31  $      1.44
                                             ============ ============

Common shares used in basic
earnings per share calculation                20,760,920   17,692,367

Common shares used in diluted
earnings per share calculation                20,813,165   17,758,535

Dividends declared per common share          $    1.8700  $    1.8500
                                             ============ ============


COMPUTATION OF FUNDS FROM OPERATIONS (FFO)
 (1) - (unaudited)

                                             July 1, 2007 July 1, 2006
                                                  to           to
(dollars in thousands, except share data)     September    September
                                               30, 2007     30, 2006
                                             ------------ ------------

Net income                                   $    10,875  $     9,465
Minority interest in income                          677          687
Depreciation of real estate and
amortization of intangible assets
exclusive of deferred financing fees               8,390        6,683
Depreciation and amortization from
unconsolidated joint ventures                         14           14
Preferred dividends                                    -         (628)
Funds from operations allocable to minority
interest in Operating Partnership                   (377)        (366)
Funds from operations allocable to minority
interest in consolidated joint ventures             (462)        (462)
                                             ------------ ------------
Funds from operations available to common
shareholders                                      19,117       15,393
FFO per share - diluted (a)                  $      0.89  $      0.85

Common shares - diluted                       21,426,962   17,989,000
Common shares if Series C Preferred Stock is
 converted                                        80,021      920,244
                                             ------------ ------------
Total shares used in FFO per share
 calculation (a)                              21,506,983   18,909,244


                                             January 1,   January 1,
                                                 2007         2006
                                                  to           to
(dollars in thousands, except share data)     September    September
                                               30, 2007     30, 2006
                                             ------------ ------------

Net income                                   $    28,476  $    27,446
Minority interest in income                        1,967        1,758
Depreciation of real estate and
amortization of intangible assets
exclusive of deferred financing fees              25,547       18,362
Depreciation and amortization from
unconsolidated joint ventures                         44          148
Preferred dividends                               (1,256)      (1,884)
Funds from operations allocable to minority
interest in Operating Partnership                 (1,069)      (1,091)
Funds from operations allocable to minority
interest in consolidated joint ventures           (1,386)      (1,323)
                                             ------------ ------------
Funds from operations available to common
shareholders                                      52,323       43,416
FFO per share - diluted (a)                  $      2.50  $      2.42

Common shares - diluted                       20,813,165   17,758,535
Common shares if Series C Preferred Stock is
 converted                                       640,170      920,244
                                             ------------ ------------
Total shares used in FFO per share
 calculation (a)                              21,453,335   18,678,779

(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real
 Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other
 REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares were converted on July 9, 2007 into 920,244 common shares. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2006. The prorated shares through the conversion date have been added to the diluted shares outstanding to calculate the FFO per share in 2007.


QUARTERLY SAME STORE DATA (2)           July 1,   July 1,
                                           2007     2006
                                           to        to     Percentage
(dollars in thousands)                  September September   Change
                                         30, 2007  30, 2006
                                        --------- --------- ----------

Revenues:
  Rental income                          $ 44,716 $ 43,180        3.6%
  Other operating income                    1,470    1,426        3.1%
                                        --------- --------  ----------
     Total operating revenues              46,186   44,606        3.5%

Expenses:
  Property operations, maintenance,
  and real estate taxes                    16,142   16,185       -0.3%
                                        --------- --------  ----------

Operating income                         $ 30,044 $ 28,421        5.7%

(2) Includes the 317 stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA (3)        January   January
                                         1, 2007   1, 2006
                                           to        to     Percentage
(dollars in thousands)                  September September   Change
                                         30, 2007  30, 2006
                                        --------- --------- ----------

Revenues:
  Rental income                          $116,993 $113,177        3.4%
  Other operating income                    3,885    3,796        2.3%
                                        --------- --------  ----------
     Total operating revenues             120,878  116,973        3.3%

Expenses:
  Property operations, maintenance,
  and real estate taxes                    43,030   40,924        5.1%
                                        --------- --------  ----------

Operating income                         $ 77,848 $ 76,049        2.4%

(3) Includes the 285 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                           Same Store (2)     All Stores
                                     ---------------  --------------
                                        2007    2006     2007   2006
                                     ------- -------  ------- ------

Weighted average quarterly occupancy   85.4%   86.8%    85.1%  86.7%

Occupancy at September 30              84.4%   85.9%    84.3%  85.9%

Rent per occupied square foot         $10.63  $10.26   $10.39 $10.25


Investment in Storage Facilities:
-----------------------------------------
The following summarizes activity in storage facilities during the nine months ended September 30, 2007:

Beginning balance                          $ 1,143,904
  Property acquisitions                        124,701
  Improvements and equipment additions:
      Dri-guard / climate control
       installations                             1,575
      Expansions                                14,044
      Roofing, paving, painting, and
       equipment:
          Stabilized stores                     10,200
          Recently acquired and joint
           venture stores                        4,115
      Rental trucks                                333
  Change in construction in progress
   (Total CIP $10.5 million)                     3,952
  Dispositions                                     (81)
                                          -------------
Storage facilities at cost at period end   $ 1,302,743
                                          =============


                                          September 30, September 30,
                                               2007          2006
                                          ------------- -------------

Common shares outstanding at September 30   21,612,427     18,090,066
Operating Partnership Units outstanding at
 September 30                                  425,785        427,927

    CONTACT: Sovran Self Storage, Inc.
             David Rogers, CFO
             or
             Diane Piegza, VP Corporate Communications
             716-633-1850
             www.sovranss.com